Conference Call Transcript
INSM - Q3 2011 Insmed Inc Earnings Conference Call
Event Date/Time: Nov 08, 2011 / 01:30PM  GMT

CORPORATE PARTICIPANTS

 Brian Ritchie
 Insmed Incorporated - IR - FTI Consulting

 Tim Whitten
 Insmed Incorporated - President and CEO

 Kevin Tully
 Insmed Incorporated - EVP and CFO

CONFERENCE CALL PARTICIPANTS

 Greg Wade
 Wedbush Securities - Analyst

 Larry Litton
 Second Line Capital Management - Analyst

 Jesse Davis
 Fayetteville State University - Private Investor

 David Wasserman
Private Investor

 PRESENTATION

Operator

 Good day, ladies and gentlemen. Welcome to the Q3 Insmed Inc. earnings conference call. My name is Shenay, and I'll be your coordinator for today. At this time all participants are in listen only mode. We will be facilitating a question and answer session toward the end of today's conference. (Operator Instructions) As a reminder this conference is being recorded for replay purposes.

I will now turn the presentation over to your host for today, Mr. Brian Ritchie of FTI Consulting. Please proceed, sir.

 Brian Ritchie - Insmed Incorporated - IR - FTI Consulting

 Thank you, Operator. Good morning, everyone. This is Brian Ritchie from FTI Consulting, and welcome to Insmed's third quarter conference call. Insmed issued a press release this morning containing third quarter 2011 financial results which is posted on the Company's website. Today, we are joined by Mr. Tim Whitten, President and CEO, and Mr. Kevin Tully, Executive Vice President and CFO. Tim will provide a business update followed by Kevin's review of the financials. Following the prepared remarks, Tim and Kevin will be available for a question and answer session. We would ask you to please limit yourself to one question and one follow-up so we have time for as many questions as possible.

Before we proceed with the call, I'd like to remind everyone that the Safe Harbor language contained in today's press release also pertains to this conference call and webcast. Please go ahead, Tim.

 Tim Whitten - Insmed Incorporated - President and CEO

 Thank you, Brian. Hello, everyone, and thank you all for joining us on today's third quarter 2011 conference call. In order to provide the appropriate context, let me begin by providing a brief recap of recent events surrounding FDA's decision to place, and later continue, clinical holds on ARIKACE in cystic fibrosis, or CF, patients with pseudomonas lung infections, and in patients with non-tuberculosis, or NTM, lung disease.

As announced on August 1, the clinical holds placed on ARIKACE in CF and NTM were based on an initial review by FDA of the interim results of a long-term rat inhalation carcinogenicity study with ARIKACE, as reported to the Agency by Insmed. At that time, FDA requested additional information on ARIKACE and data from the rat study. Insmed submitted this information in its complete response to this request before the end of August.

In October, we were notified separately by FDA that it was continuing the clinical holds previously placed on Insmed's Phase III clinical trials for ARIKACE in CF and NTM. Based on its review of the information provided by Insmed, including the rat inhalation carcinogenicity study results, the Agency informed us that it had insufficient information to assess the risk of ARIKACE in CF and NTM patients in the planned Phase III clinical trials. In CF, FDA requested additional information from the Company, including that Insmed conduct a nine-month dog inhalation toxicity Study of ARIKACE to determine if the findings of the rat inhalation carcinogenicity study are also demonstrated in a non-rodent model, and that the Company propose a CF patient population/disease state where the risk-benefit profile of ARIKACE may be more favorable.

In NTM, FDA is requiring that Insmed conduct a Phase II clinical trial in adult patients intended to provide proof of concept, efficacy and safety data for ARIKACE in NTM before the Company can proceed with the Phase III clinical trial that was previously agreed upon with the Agency.

In addition, Insmed will need to further revise the assessment of the rat carcinogenicity study findings in the investigator brochures for both CF and NTM.

As we said when we announced FDA's responses to us concerning the CF and NTM clinical holds, our next step was to seek further input from the Agency in order to gain a better understanding of their request regarding ARIKACE in both indications. Since then, we have had an initial discussion with FDA to determine whether the Agency was requiring us to conduct the nine-month dog inhalation toxicity study prior to Insmed entering clinical trials in CF, or whether the toxicity study and clinical trial could be conducted in parallel. We felt it was important to gain a better understanding of their guidance in this area because of its significant effect on a potential development timeline for ARIKACE in CF. To this end, FDA has indicated to us that, if we choose to, we may proceed with Phase III clinical trials in patients with CF in parallel with conducting the dog study.

I want to emphasize that we have not made any decisions about a path forward, but we felt the Agency's feedback was and will obviously be, helpful to our decision-making process, and we expect to continue discussions with FDA, as appropriate, as we move forward with our evaluation of potential next steps with the ARIKACE program. It is important to note that we are reliant upon FDA's scheduling and availability constraints during this process and, while the Agency has been cooperative in our previous interactions with them, we are well aware that FDA's resources are currently stretched.

Insmed clearly has some critical business decisions to be made with respect to ARIKACE and, while we do not have a timeline for announcing our path forward, you can be sure that we will conduct a comprehensive evaluation of our potential next steps in as expeditious a manner as possible. You can also be certain that we are keeping all of our options open in regards to the potential future of ARIKACE.

Importantly, all initiatives to be considered will be looked at with shareholders' best interests firmly in mind. The board and management have always been focused on value creation, and that will continue to be the case as the evaluation of the ARIKACE program proceeds. Once we have a path forward in place, we will update the market.

Before I turn the call over to Kevin, let me touch on IPLEX for a moment. In our second quarter 10-Q, we stated it was our expectation that our inventory of IPLEX would be fully exhausted by late in the recently-completed third quarter or early in the current fourth quarter. As of the date of this call, we expect the inventory to be fully exhausted in the coming weeks. At present, 23 patients in total remain on drug. Insmed is planning to decide on any plans for possible IPLEX initiatives before the end of this year.

This concludes my prepared remarks. With that, I'll now pass the call over to Kevin to discuss the financials. Kevin?

 Kevin Tully - Insmed Incorporated - EVP and CFO

 Thank you, Tim, and good morning, everyone. Before I go into the details on the results, I'd like to take a moment to explain the non-cash charge for the impairment of goodwill and in-process R&D, known as IPR&D, which we were required to record in the third quarter. Firstly, and importantly, this is purely an accounting adjustment with no impact on cash. The charge complies with the Financial Accounting Standard Board topic 350 on goodwill and impairment, which requires companies to perform an impairment test on its non-tangible assets if a change in any valuation assumption is deemed material enough to impact the carrying value of those non-tangible assets. In this case, the hold placed by FDA on our U.S. clinical development program was considered material, and the Company engaged an external valuation specialist who worked with the Company's auditors and management to assess the impact of any impairment. The results of the testing indicated an asset impairment of approximately $26 million as at September 30, 2011; comprised of $19.7 million of IPR&D and $6.3 million of goodwill, which leaves $58.2 million of IPR&D still on the balance sheet as of September 30, 2011, and zero goodwill. The write-off is based on our best assessments of the situation as we currently see it, taking into account the development program delay and the likely additional costs to be incurred given the information we have today; and therefore, does not incorporate any definitive go-forward plans.

With that, I'll move on to the more routine operational issues. Our revenues for the third quarter were $0.4 million as compared to $1.8 million for the corresponding period in 2010. The $1.4 million reduction in revenue was primarily attributable to a year-over-year decrease in cost recovery from Insmed's IPLEX Expanded Access Program, or EAP, in Europe, due to the smaller number of patients currently being supplied IPLEX.

Revenues for the nine months ended September 30, 2011 totaled $3 million as compared to $5.6 million for the nine months ended September 30, 2010. The $2.6 million decrease was also primarily due to a year-over-year decrease of $2.8 million in cost recovery from the IPLEX EAP in Europe, partially offset by $0.2 million in license fees received in 2011 for the out-licensing of patent technology related to Insmed's CISPLATIN lipid complex to Eleison.

The net loss for the quarter ended September 30, 2011 was $34.6 million, or $1.39 per share, basic and diluted, compared to a net loss of $0.3 million, or $0.03 per share, in the third quarter of 2010. The $34.3 million variance arose mainly from the $26 million impairment charge, a $7 million increase in total expenses, and a $1.4 million reduction in revenue.

Net loss attributable to common stockholders at the nine months ended September 30, 2011 was $60.7 million, or $2.66 per basic and diluted common share, compared to a net loss of $0.6 million, or $0.05 per basic and diluted common share for the nine months ended September 30, 2010. The net loss attributable to common stockholders in 2011 includes the $26 million impairment charge and a non-cash $9.2 million accounting charge from earlier in the year for the beneficial conversion feature, or BCF, of the Series B preferred stock, which is detailed in the press release and has been explained fully in our prior earnings calls.

R&D expenses increased to $6.9 million in the 2011 third quarter from $0.8 million in the year ago period. This increase of $6.1 million is solely attributable to the activities surrounding our ARIKACE development program, including the preparation for the initiation of the clinical trials, which are currently on clinical hold in the U.S., and the manufacturing of supply to support those studies. Specifically, clinical development expenses increased $4.1 million for the three months ended September 30, 2011, and clinical manufacturing expenses increased $0.8 million when compared to the same period in 2010. Also included in R&D expenses for the quarter was an increase of $0.2 million in regulatory and quality assurance costs, which were also related to the planning for the Phase III studies. The last significant contributor to the quarter's R&D spend was a $1 million increase in compensation and related expenses, due primarily to an increase in R&D headcount from approximately eight as of September 2010 to 28 as of September 2011.

Research and development expenses increased to $21.4 million in the nine months ended September 30, 2011 from $2.3 million for the nine months ended September 30, 2010. The increase of $19.1 million in 2011 is also attributable to our R&D program for ARIKACE, including the preparation for the initiation of the Phase III studies and the manufacturing of supply to support the studies. Of note within the R&D expenses in the first nine months of 2011, clinical development expenses increased $9 million, clinical manufacturing expenses increased $3.8 million, while compensation expenses increased $3.4 million, and regulatory expenses rose $1.9 million. We also incurred $1.1 million of expenses associated with the completion of our rat carcinogenicity study.

Turning to G&A, those expenses increased to $2.5 million in the third quarter of 2011, up from $1.6 million in the year-ago period due largely to the increased support headcount associated with the development of ARIKACE. For the nine months ended September 30, 2011, G&A expenses increased to $8.5 million from $5.1 million for the nine months ended September 30, 2010. The $3.4 million increase was due largely to the increased finance, legal and consulting fees related to the business combination with Transave, as well as the stock split transaction on March 2, 2011, and the headcount increase noted earlier.

Moving to investment income; this increased $0.1 million to $0.4 million for the recently completed third quarter, when compared to the same period last year. For the nine months ended September 30, 2011, investment income increased by $0.1 million to $1.4 million, as compared to the prior period. These increases are a result of improved returns on our short-term investments. The reduction in interest expense for the nine month period ended September 30, 2011 as compared to the same period in 2010 was entirely due to the elimination of convertible notes, which were fully repaid in March 2010.

As of September 30, 2011, Insmed had total cash, cash equivalents, short-term investments and certificate of deposits on hand of $85.3 million, consisting of $83.2 million in cash and short-term investments and $2.1 million in a certificate of deposit, as compared to $110.2 million of cash on hand as of December 31, 2010. The $24.9 million decrease in total cash was primarily due to the net cash used in operating activities, which totaled $24.1 million for the nine months ended September 30, 2011.

Looking ahead, as we move forward with our review of the ARIKACE program, we are highly focused on maintaining financial discipline. We have removed all discretionary spend and have imposed a hiring freeze. Our only spending during this time would be required overhead and what is necessary to meet our pre-existing contractual obligations to our CRO and CMO. Thus, we expect to end 2011 with a cash position of between $72 million to $75 million. As Tim discussed earlier, we are still assessing the impact of the FDA's response on Insmed, including the effect on our cash burn as each potential scenario will have a different impact on our cash position. Given we are still evaluating what our potential next steps might be; we are not currently in a position to provide any guidance on our cash position for 2012. However, once we have ascertained the best path forward, and thus have greater insight into potential cash burn, we will update the market.

With that, I would like now to pass the call back over to the Operator for any questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Mr. Greg Wade with Wedbush.

 Greg Wade - Wedbush Securities - Analyst

 Tim, I just wondered if you might confirm that when you say all options remain on the table for ARIKACE that includes not going forward with the program in either NTM or cystic fibrosis. And if so, under what scenario would that eventuality occur? And then secondly, if you could provide a little more granularity on your discussions with the FDA to this point in terms of a potentially suitable patient population in the cystic fibrosis setting that you might be able to begin Phase III studies in. Thanks.

 Tim Whitten - Insmed Incorporated - President and CEO

 Okay, Greg, thanks for those questions. I'm just writing them down since I've got a couple questions there, to be sure I answer them both. We clearly have as a Company, I think, some very critical business decisions to be made with respect to ARIKACE. And we really don't have a timeline for announcing our path forward, but I can assure you that we're going to conduct a comprehensive evaluation of our next steps in as expeditious a manner as possible. And we haven't determined yet what path forward, if any, we might take with ARIKACE. So all those options are clearly on the table. Obviously all these initiatives are going to be looked at with shareholders' best interests firmly in mind. And the board and I think the management team have always been focused on value creation, and in particular over the long term. And that's going to be the case as the evaluation of the ARIKACE program proceeds. And I wish I had a more definition for you, Greg, but we're still in the process of assessing where we are and the potential next steps.

In terms of the discussions we've had with the FDA with regarding the CF population, that initial call that I talked to you about, that we had with the FDA, we asked them just to focus on what I announced just earlier around the dog carcinogenicity study and whether or not we had to do that study before we were going into the clinic in CF Phase III, or we could do that in parallel. And that was the focus of that discussion. So our focus around your question around the CF patient population, that's really been minimal. Those are things that we will look forward to discussing with the FDA in the future.

 Greg Wade - Wedbush Securities - Analyst

 I'd just like to better understand, though, it sounds like one of the options on the table is just to not go forward with ARIKACE. And I'm trying to understand the parameters you're considering with respect to a decision that might lead to that outcome. If you could just outline that scenario for us, we could perhaps assess as to whether or not that's a likely outcome, it would be helpful.

 Tim Whitten - Insmed Incorporated - President and CEO

 Greg, where we are in the process right now is just everything is on the table. So we're evaluating a lot of different options as we look at the path forward here for ARIKACE. So I can't give you the scenario where we won't go forward with ARIKACE in CF or NTM because we're still in the process of evaluating the CF and NTM scenarios. Because there's just not one or two scenarios there. There are a bunch of different scenarios that we're evaluating.

Operator

 Mr. Larry Litton with Second Line Capital.

 Larry Litton - Second Line Capital Management - Analyst

 My question is in the same vein. And I'm wondering if, for example, in the case of CF you could discuss what the outside parameter is. What is the most difficult row to hoe in terms of timeline and cost? And I'm not looking for an exact figure but the order of magnitude. As the press release states, the possibility exists to do a nine-month dog inhalation study that's coincident with the Phase III trial, so what would that cost? That discussion with the FDA is very undefinitive. That's not what they want?

 Tim Whitten - Insmed Incorporated - President and CEO

 Sorry, I don't understand the last part of your question.

 Larry Litton - Second Line Capital Management - Analyst

 It seems to me -- and I apologize because I missed the first part of the call -- but is this what the FDA wants? They want a coincident toxicity study on a dog population with the Phase III clinical? Or is the discussion wide open in terms of what they really want in order to conduct this trial?

 Tim Whitten - Insmed Incorporated - President and CEO

 Okay, I understand. So with regard to CF, what they've indicated to us in the discussion we had with them where we were focused on this particular issue, is they've indicated that we can conduct the nine-month dog inhalation toxicity study in parallel with going into Phase III in that CF patient population. And that's what we basically know so far. But we want to emphasize, we haven't made any decisions around going forward in CF or NTM, or any other particular indication there as well. Remember, when we got feedback from them on CF, they indicated that they wanted us to do this dog study. It wasn't clear to us whether we could do it in parallel or not. Now we know we can do it in parallel and they asked us to propose a CF patient population for which the drug might have an appropriate benefit. And we haven't had those discussions on that latter point yet, only on doing the dog toxicity study in parallel.

 Larry Litton - Second Line Capital Management - Analyst

 And order of magnitude, what does it cost to do this dog study? Is it prohibitively expensive potentially?

 Kevin Tully - Insmed Incorporated - EVP and CFO

 We're still looking at that, Larry. We think somewhere between $3 million and $5 million, is our estimates at the moment. But as I said, we're still working on the details for that, but that gets you an order of magnitude.

 Larry Litton - Second Line Capital Management - Analyst

 But within the context of the overall cost of a Phase III study it's not that significant in terms of changing the ROI on a potential program. So it seems to me if you step back to where you were maybe six or nine months ago, the CF program would not be particularly derailed. But the way you talk about it is, at this point, you really have no idea which way you're headed with it.

 Tim Whitten - Insmed Incorporated - President and CEO

 Larry, this is Tim. I think the answer to that is that we still have some of those critical business decisions to make. And I think you're right about the cost of doing the dog study. But we haven't made any decisions about a potential path forward. And, for example, we haven't had those discussions that Greg was asking about in terms of the CF patient population. So things like that will be important, that we have those discussions with the FDA before we can determine a potential path forward for any indication.

 Larry Litton - Second Line Capital Management - Analyst

 Not to belabor the point, but you had certain expectations on how this program might go forward. And are these discussions with the FDA radically changing those expectations in terms of the population and the cost of the study and the time to do the study? Or is it basically within the parameters of what you've been thinking about all along?

 Tim Whitten - Insmed Incorporated - President and CEO

 Larry, I think what I indicated before, we haven't had the discussions yet with the FDA yet significantly around the patient population going forward. So I just can't speculate on that until we have further discussions with them.

 Larry Litton - Second Line Capital Management - Analyst

 No, I understand that, but it speaks to the fact that there's no new information. Whatever your expectations were before, they are more or less the same. It's just that you still need to await additional information. But you needed that before.

 Tim Whitten - Insmed Incorporated - President and CEO

 We just haven't had those -- I don't quite understand. We just haven't had those discussions yet with the FDA to help us understand the context of the different paths we have forward. That's all I'm saying.

 Larry Litton - Second Line Capital Management - Analyst

 And lastly, and you may have answered this and I apologize. When will you get to these decision points in your mind in all likelihood? If you can get us to as close as a quarter, is it something this quarter, next quarter, six months or 12 months away?

 Tim Whitten - Insmed Incorporated - President and CEO

 As I said before, we really do have some critical business decisions to make here. But I can't right now provide you a timeline for announcing our path forward. And that's in part driven by the FDA. We need to work through the different situations and the different feedback we have with the FDA. And I just can't give you right now a timeline for announcing a path forward. But I can assure you that once we have the path forward we will update the market.

 Larry Litton - Second Line Capital Management - Analyst

 Lastly, I assume strategic partnerships may be back on the table or still on the table. Is that a fair statement in terms of the whole spectrum of decisions you're looking at?

 Tim Whitten - Insmed Incorporated - President and CEO

 I think that right now we're considering all our options. So we haven't made any decisions with regard to that. And that's a potential option but all options are open right now.

Operator

 Jesse Davis with Fayetteville State University.

 Jesse Davis - Fayetteville State University - Private Investor

 Good morning, Tim. I have a question, and it's about IPLEX. I wanted to know how has your corporate viewpoint of IPLEX evolved since this rat study data from ARIKACE came out a few months ago, and the FDA roadblock ensued? We got more of an update this morning than we've had in probably two years on IPLEX. Thank you for that. But I see great potential there. Has the Company put some serious effort in looking into the value that's there in the past few weeks?

 Tim Whitten - Insmed Incorporated - President and CEO

 Great, Jesse, thanks for your question. Right now, the clinical hold on ARIKACE doesn't impact IPLEX, at least in the way we're thinking about IPLEX. The expanded access for IPLEX in ALS continues. It will go until that inventory's exhausted. Premacure is continuing with their Phase II trial in Retinopathy of Prematurity. And, as we've indicated before, we plan to decide on any other possible IPLEX initiatives before the end of this year.

 Jesse Davis - Fayetteville State University - Private Investor

 And that's good because that seems like you're putting more of a timeline on IPLEX right now than you are on ARIKACE. And I understand that has to do with the FDA's negotiations you have to have. But I know that FDA had approved in the past a Phase II ALS trial based on the Italian results. There's an ongoing ROP trial. So it seems to me that IPLEX is now Insmed's lead drug candidate, at least it's the one that's in human clinical trials at the moment, and in a couple of indications that have enormous potential in my mind.

 Tim Whitten - Insmed Incorporated - President and CEO

 Jesse, I wouldn't agree that it's our lead candidate at all. I think that right now they're independent and we haven't changed our timeline on IPLEX right now. We've said, at least probably for the last few quarters, that we'll make a decision on any potential development initiatives at IPLEX by the end of the year. And that's, right now, the plan going forward. But as far as I'm concerned right now, ARIKACE is still the primary asset of Insmed. We just haven't decided on what if any path forward we might take with the asset. And we'll evaluate IPLEX independently. And also, I'm not sure, just to be clear, I'm not sure of any Phase II trial that the FDA approved for us with IPLEX, but that's something I'll look into.

 Jesse Davis - Fayetteville State University - Private Investor

 You should ask Melvin Sharoky about that. He knows because he's the one that put the PR out a couple years ago that that was cancelled. I had a question about ARIKACE. This gets a little bit scientific but there's been a lot of speculation that the problem in the rat study had to do with liposomes and accumulating to a greater degree in the rat lungs. You probably can't answer this but my thoughts on this have been more to do with the antibiotic. Generally in an inhaled antibiotic, I guess there aren't any liposomes so it dissipates rather quickly. And with ARIKACE you have the extended-release, I guess you could call it. It stays in the lungs a lot longer. Is this potentially the problem that you're having to deal with, that you're keeping a strong antibiotic in a certain location for an unusually long time, and then that extended exposure maybe caused the problems in the rats, and/or potentially, and that's why the FDA wants to see it in dogs to make sure it's not the same problem?

 Tim Whitten - Insmed Incorporated - President and CEO

 Jesse, I can't react I think to the speculations going on out there. And, as we said before, we consider the findings in the carcinogenicity study to be confidential. We aren't going to comment on those findings right now in more detail. And we still believe that it's in the long term best interest of the Company and its shareholders to work through this situation directly with the FDA. And we are still engaging in discussions with them about their correspondence to us. So I just can't engage in that speculation with you. And we, again, are not going to comment on the findings from the rat carc study right now in more detail.

Operator

 David Wasserman, Private Investor.

 David Wasserman Private Investor

 I appreciate your efforts. This is a difficult time right now. I was just hoping to ask you a couple of things, if you could give more color on. When the Insmed Transave merger took place approximately last year, we paid about, I don't know, $120 million to $125 million for the drugs in the merger. I don't know, but those figures are pretty accurate. So my thinking is, if a dog study is only $3 million to $5 million it seems like that's money well spent if you've already spent over $100 million for ARIKACE, if I'm making sense to you. If you've invested over $100 million to buy the product, the drug, why not spend an additional $3 million to $5 million to try to take it to the next level, meaning the dog study?

 Tim Whitten - Insmed Incorporated - President and CEO

 Sure, David. We have not ruled that out and it's a distinct possibility. It's just we haven't determined the path forward here. It's just a little early for us to determine the path forward. That's really all I can say on that, just because we haven't decided which way we're going to go yet.

 David Wasserman Private Investor

 But wouldn't that, with all due respect, be an easy decision? If you've spent over $100 million for the drug why wouldn't spending $3 million to $5 million be an easy decision to make?

 Kevin Tully - Insmed Incorporated - EVP and CFO

 David, I don't think it's just the cost in isolation. I think, as Tim alluded to, there are other issues from the market and the indication, and further discussions we have to have with the FDA for clarity before we make any decisions. So it's not just on the one particular point of the cost of the dog tox trial. That's just one component of the decision-making that we have to take into account going forward.

 David Wasserman Private Investor

 And I've got two follow-ups, if I may. If we don't go forward with ARIKACE, then we're basically sitting on cash. As you stated earlier, our IPLEX supply will be exhausted in the next few weeks. So we're going to be out of IPLEX. If we don't move forward with ARIKACE, then all we've got is cash. And at the current burn rate we're going to be at about, like Mr. Tully said, he hopes to exit the year with $72 million to $75 million. With 24 million shares that's $3 per share in cash. So if you don't move forward with ARIKACE, all you've got left is cash. And so this is really demoralizing, when you think about it. If we don't move forward with ARIKACE, then we're sitting with cash, that it is slowly going down each quarter because we've got approximately 50 employees. And in a year-and-a-half, two years, all the funds will be exhausted anyway, just paying salaries. So I really think if we don't move forward, we either need to get a partner or sell the Company. At least return something back to shareholders because at this current burn rate, again no disrespect but the strategic review took over two years, burned a lot of money and time. And all we did then was take our cash of $125 million and it's going to be exited down to $75 million by the end of the year. And we've doubled the share count, we've diluted shareholders over 50%. So this is a real nightmare. If we don't move forward with ARIKACE or get a partner, we're back to basically $0.30 per share in cash pre-merger. We could have returned almost $0.80 per share in cash last December. Shareholders would have 2.5 times their equity back right now. All we are doing now is deteriorating.

 Tim Whitten - Insmed Incorporated - President and CEO

 Sorry, David. Was there a question in there?

 David Wasserman Private Investor

 Yes, if we don't move forward with ARIKACE, what other assets do we have other than cash?

 Tim Whitten - Insmed Incorporated - President and CEO

 Right now, obviously, the assets we have in the Company are ARIKACE, IPLEX, our people, and cash. And we haven't decided, again, on a path forward what it might be, if any, with ARIKACE. It's just too early to respond with anything definitive there.

 Kevin Tully - Insmed Incorporated - EVP and CFO

 And we recognize the seriousness of the situation, David. We're working on this as quickly as we can internally, externally, and with the FDA.

 Tim Whitten - Insmed Incorporated - President and CEO

 And I will say, David, that we have put in really stringent expense controls. A hiring freeze. We have cut back the CRO right now to a very small number of people until we determine what the best path is forward. If anyone leaves we don't replace them. And of course we just have in general very strict expense controls right now to ensure that we keep our burn as low as we possibly can as we're working towards determining our best path forward.

Operator

 Larry Litton with Second Line Capital.

 Larry Litton - Second Line Capital Management - Analyst

 My question is more or less finance. I just want to be perfectly clear about it. One of the things that is clearly on the table is to not go forward. So that has not been taken off the table. And the factor that feeds into that has to do with this basically one issue of toxicity pretty much. Is that correct?

 Tim Whitten - Insmed Incorporated - President and CEO

 Larry, we haven't taken any options off the table. I think that's the best way to look at it. Because we haven't made a decision yet about the potential path forward. So we haven't taken any option off the table.

 Larry Litton - Second Line Capital Management - Analyst

 And the, if you will, catalyst for all of this is that more or less comprehensive toxicity or single toxicity issue. That's what puts discontinuing the program also on the table, though?

 Tim Whitten - Insmed Incorporated - President and CEO

 The clinical hold is the primary, I think, driver of us working through to evaluate what the potential path forward is. And that was obviously, as we've talked about before, the FDA put us on clinical hold based on, at least initially, the interim findings from the rat carcinogenicity study.

Operator

 I would now like to turn the call over to Mr. Tim Whitten, President and CEO of Insmed for closing remarks.

 Tim Whitten - Insmed Incorporated - President and CEO

 Thank you, Shenay. And thanks to everyone for joining us today. We appreciate your interest and support of Insmed. We look forward to providing you with future updates. Enjoy the rest of your day.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a good day.